EXHIBIT 99.15

Management's Discussion and Analysis of Results of Operations and
Financial Condition

Overview
     In 2000, the Company achieved solid financial results highlighted by a number of significant events. The Pharmaceutical segment continued its rapid growth while successfully integrating Centocor into the Johnson & Johnson Family of Companies, the Medical Devices & Diagnostics segment experienced the resurgence of its cardiology franchise, and the Company completed the restructuring of its worldwide manufacturing operations that was announced at year-end 1998. Also during 2000, it became necessary to restrict access to PROPULSID (cisapride) in a number of markets around the world. Despite the loss of over $660 million of PROPULSID sales, the Company was able to achieve strong financial results reflecting the strength of the Company's diverse portfolio of products and services.
     The balance sheet remains strong with cash generated from worldwide operations at a record $6.9 billion in 2000. Cash dividends per share paid to shareowners in 2000 increased by 13.8% over 1999 and represented the 38th consecutive year of cash dividend increases. The Company continues to be one of a few companies with a Triple A credit rating.
     The Company's objective is to achieve superior levels of capital efficient profitable growth. To accomplish this, the Company's management operates the business consistent with certain strategic principles that have proven successful over time. To this end, the Company participates in growth areas in human health care and is committed to attain leadership positions in these growth segments through the development of innovative products and services. In 2000, $3.1 billion or 10.4% of sales was invested in research and development, recognizing the importance of rapid and accurate identification of new and differentiated products and services.
     The Company's system of management operates on a decentralized basis. With 195 operating companies located in 51 countries, the Company views this management philosophy as an asset and fundamental to the success of a broadly based business. It also fosters an entrepreneurial spirit, combining the extensive resources of a large organization with the ability to react quickly to local market changes and challenges. Businesses are managed for the long term in order to sustain leadership positions and growth while continuing to be a source of enduring value to shareowners.
     Unifying the management team and the Company's dedicated employees in achieving these objectives is the Johnson & Johnson Credo. The Credo provides a common set of values and serves as a constant reminder of the Company's responsibilities to its customers, employees, communities and shareowners. The Company believes that these basic principles, along with its overall mission of improving the quality of life for people everywhere, will enable Johnson & Johnson to continue to be among the leaders in the health care industry.


Description of Business
     The Company has approximately 100,000 employees worldwide and is engaged in the manufacture and sale of a broad range of products in the health care field. The Company conducts business in virtually all countries of the world. The Company's primary interest, both historically and currently, has been in products related to human health and well-being.
     The Company is organized on the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. This Committee oversees and coordinates the activities of domestic and international companies related to each of the Consumer, Pharmaceutical and Medical Devices & Diagnostics businesses. Each international subsidiary is, with some exceptions, managed by citizens of the country where it is located.
     In all its product lines, the Company competes with companies both large and small, located in the United States and abroad. Competition is strong in all lines without regard to the number and size of the competing companies involved. Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to the Company's success in all areas of its business. This competitive environment requires substantial investments in continuing research and in multiple sales forces. In addition, the winning and retention of customer acceptance of the Company's consumer products involves heavy expenditures for advertising, promotion and selling.


Sales and Earnings
In 2000, worldwide sales increased 6.6% to $29.8 billion, compared to increases of 14.8% in 1999 and 5.5% in 1998. Excluding the impact of foreign currencies, worldwide sales increased 9.9% in 2000, 16.7% in 1999 and 8.0% in 1998. The continued strength of our pharmaceutical business and growth in several Medical Devices & Diagnostics business franchises such as DePuy, Cordis and Ethicon Endo-Surgery were the primary reasons for the sales increase in 2000.
     Worldwide net earnings for 2000 were $5.0 billion, reflecting a 15.9% increase over 1999. Worldwide net earnings per share for 2000 equaled $1.61 per share, an increase of 15.8% from the $1.39 net earnings per share in 1999. Excluding the impact of special charges, worldwide net earnings and net earnings per share increased 14.9% and 14.8%, respectively, over 1999. The special charge taken in 2000 includes in-process research and development (IPR&D) costs associated with the acquisition of Atrionix, Inc. and Crescendo of $66 million, net of a favorable adjustment of $21 million to the costs associated with the 1998 global manufacturing restructuring charge. Other income and expense includes gains related to the sale of certain equity securities.
     Worldwide net earnings for 1999, including the impact of special charges, were $4.3 billion, reflecting a 37.8% increase over 1998. Worldwide net earnings per share for 1999 equaled $1.39 per share, an increase of 36.3% from the $1.02 net earnings per share in 1998. Excluding the impact of special charges, worldwide net earnings and net earnings per share increased 14.8% and 14.5%, respectively over 1998. The special charges included costs associated with the Centocor and SEQUUS mergers in 1999 and the reconfiguration of the worldwide manufacturing network and IPR&D charges in 1998.
     Worldwide net earnings for 1998 were $3.1 billion, reflecting a 0.1% decrease from 1997. Worldwide net earnings per share for 1998 equaled $1.02 per share representing no change from earnings per share in 1997.
     Excluding the impact of special charges, worldwide net earnings for 1998 were $3.8 billion, reflecting a 12.2% increase over 1997. Excluding the impact of these charges, worldwide net earnings per share for 1998 equaled $1.24 per share, an increase of 11.7% over the $1.11 net earnings per share in 1997. The special charges included costs associated with the reconfiguration of the worldwide manufacturing network and IPR&D charges in 1998 and the distribution of Crescendo shares and IPR&D charges in 1997.
     Average diluted shares of common stock outstanding were 3.1 billion in 2000, 1999 and 1998.
     Sales by domestic companies were $17.7 billion in 2000, $15.9 billion in 1999 and $13.3 billion in 1998. This represents an increase of 11.2% in 2000, 20.1% in 1999 and 8.8% in 1998.
     Sales by international companies were $12.1 billion in 2000, $12.1 billion in 1999 and $11.1 billion in 1998. This represents an increase of 0.4% in 2000, 8.4% in 1999 and 1.9% in 1998.
Excluding the impact of the foreign currency fluctuations over the past three years, international company sales increased 7.9% in 2000, 12.4% in 1999 and 7.1% in 1998.
     All geographic areas throughout the world posted operational gains during 2000. Excluding the effect of exchange rate fluctuations between the U.S. dollar and foreign currencies, sales increased 7.4% in Europe, 4.3% in the Western Hemisphere (excluding the U.S.) and 10.9% in the Asia-Pacific, Africa regions.
     The Company achieved an annual compound growth rate of 10.1% for worldwide sales for the 10-year period since 1990 with domestic sales growing at a rate of 12.3% and international sales growing at a rate of 7.6%. Worldwide net earnings achieved a 10-year annual growth rate of 16.5%. For the last five years, the annual compound growth rate for sales was 9.4% and 15.4% for net earnings.


Cost and Expenses
Research activities represent a significant part of the Company's business. These expenditures relate to the development of new products, improvement of existing products, technical support of products and compliance with governmental regulations for the protection of the consumer. Worldwide costs of research activities, excluding the special charges for IPR&D, were as follows:

(Millions of Dollars)
                    2000      1999      1998
Research expense $3,105     2,768     2,506
Percent increase
 over prior year   12.2%     10.5%      5.6%
Percent of sales   10.4       9.9      10.3

     Research expense as a percent of sales for the Pharmaceutical segment was 16.4% for 2000, 15.7% for 1999 and 17.1% for 1998 while averaging 6.0%, 6.0% and 6.1% in the other two segments.
     Advertising expenses, which are comprised of television, radio and print media, as well as Internet advertising, were $1.37 billion in 2000, $1.43 billion in 1999 and $1.21 billion in 1998. Additionally, expenditures were incurred for promotional activities such as couponing and performance allowances.
     The Company believes that its operations comply in all material respects with applicable environmental laws and regulations. The Company or its subsidiaries are parties to a number of proceedings brought under the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as Superfund, and comparable state laws, in which primary relief sought is the cost of past and future remediation. While it is not feasible to predict or determine the outcome of these proceedings, in the opinion of the Company, such proceedings would not have a material adverse effect on the results of operations, cash flows or financial position of the Company.
     Worldwide sales do not reflect any significant degree of seasonality; however, spending has been heavier in the fourth quarter of each year than in other quarters. This reflects increased spending decisions, principally for advertising and research grants.
     The worldwide effective income tax rate was 27.9% in 2000, 27.3% in 1999 and 28.4% in 1998. Refer to Note 8 for additional information.















Distribution of Sales Revenues
The distribution of sales revenues for 2000, 1999 and 1998 were:

                         2000   1999    1998
Employment costs        23.8%  24.0%   24.2%
Costs of materials
 and services           48.2   50.0    46.9
Depreciation and
 amortization of
 property and
 intangibles             5.3    5.4     5.5
Taxes other than
 payroll                 6.9    6.2     5.6
Earnings reinvested
 in business             9.9    9.1     9.6
Cash dividends paid      5.8    5.3     5.3
Restructuring/IPR&D      0.1    -       2.9


Segments of Business
Financial information for the Company's three worldwide business segments is summarized below. See Note 12 for additional information on segments of business.

Sales
(Millions of Dollars)
                                           Increase
                     2000     1999    Amount   Percent

Consumer           $6,904    6,864       40      0.6%
Pharmaceutical     12,661   11,230    1,431     12.7%
Med Dev & Diag     10,281    9,913      368      3.7%
Worldwide total   $29,846   28,007    1,839      6.6%

Operating Profit
(Millions of Dollars)
                                         Percent
                                         of Sales
                    2000(1)   1999(2)  2000    1999
Consumer           $ 867      683     12.6%   10.0%
Pharmaceutical     4,420    3,735     34.9%   33.3%
Med Dev & Diag     1,696    1,632     16.5%   16.5%
Segments total     6,983    6,050     23.4%   21.6%
Expenses not
 allocated to
 segments          (115)    (173)
Earnings before
 taxes on income  $6,868    5,877     23.0%   21.0%

(1) 2000 results include special charges related to In-Process Research and Development and a gain related to restructuring. Excluding these charges, operating profit as a percentage of sales was: Consumer segment 12.2%, Pharmaceutical segment 35.0% and Medical Devices & Diagnostics segment 17.0%.
(2) 1999 results include special charges related to the Centocor and SEQUUS mergers. Excluding these charges, operating profit as a percentage of sales for the Pharmaceutical segment was 34.0%.

     The Consumer segment's principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. Major brands include AVEENO skin care products; BAND-AID Brand Adhesive Bandages; BENECOL food products; CAREFREE Panty Shields; CLEAN & CLEAR teen skin care products; IMODIUM A-D, an antidiarrheal; JOHNSON'S Baby line of products; JOHNSON'S pH5.5 skin and hair care products; MONISTAT, a remedy for vaginal yeast infections; adult and children's MOTRIN IB analgesic products; MYLANTA gastrointestinal products and PEPCID AC Acid Controller from the Johnson & Johnson Merck Consumer Pharmaceuticals Co.; NEUTROGENA skin and hair care products; o.b. Tampons; PENATEN and NATUSAN baby care products; PIZ BUIN and SUNDOWN sun care products; REACH toothbrushes; RoC skin care products; SHOWER TO SHOWER personal care products; SPLENDA, a non-caloric sugar substitute; STAYFREE sanitary protection products; and the broad family of TYLENOL acetaminophen products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.
     Consumer segment sales in 2000 were $6.9 billion, an increase of .6% over 1999. Domestic sales increased by 2.5% while international sales gains in local currency of 5.0% were offset by a negative currency impact of 6.6%. Consumer sales were led by continued strength in the skin care franchise, which includes the NEUTROGENA, RoC, AVEENO and CLEAN & CLEAR product lines, as well as strong performances from the JOHNSON'S line of baby skin care products.
     During the fourth quarter, the Company acquired the ST. JOSEPH aspirin business. The acquisition is the first entry into the cardio-protective aspirin market by McNeil Consumer Healthcare, the world leader in over-the-counter analgesics.
     Consumer segment sales in 1999 were $6.86 billion, an increase of 5.2% over 1998. Domestic sales increased by 10.4% while international sales declined by .2%. International sales gains in local currency of 7.0% were offset by a negative currency impact of 7.2%. During 1999, the Company launched various products that included BENECOL, the dietary ingredient stanol ester that aids in the reduction of cholesterol and also completed the acquisition of the AVEENO brand products.
     Consumer segment sales in 1998 were $6.53 billion, an increase of .4% over 1997. Domestic sales increased by 2.6% while international declined by 1.7%. International sales gains in local currency of 5.2% were offset by a negative currency impact of 6.9%. The 1998 special pre-tax charge for the Consumer segment was $244 million. See Note 14 for detailed discussion on the Restructuring charges.

Pharmaceutical
     The Pharmaceutical segment's principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, contraceptive, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic (central nervous system) and urology fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public. Prescription drugs in the antifungal field include NIZORAL (ketoconazole), SPORANOX (itraconazole), TERAZOL (terconazole) and DAKTARIN (miconazole nitrate) antifungal products. Prescription drugs in the anti-infective field include FLOXIN (ofloxacin) and LEVAQUIN (levofloxacin). Prescription drugs in the cardiovascular field include RETAVASE (reteplase), a recombinant biologic cardiology care product for the treatment of acute myocardial infarction to improve blood flow to the heart and REOPRO (abciximab) for the treatment of acute cardiac disease. Prescription drugs in the contraceptive field include ORTHO-NOVUM (norethindrone/ethinyl estradiol) and TRICILEST (norgestimate/ethinyl estradiol, sold in the U.S. as ORTHO TRI-CYCLEN) group of oral contraceptives. Prescription drugs in the dermatology field include RETIN-A MICRO (tretinoin), a dermatological cream for acne. Prescription drugs in the gastrointestinal field include ACIPHEX (rabeprazole sodium), a proton pump inhibitor for treating erosive gastroesophageal reflux disease (GERD) and duodenal ulcers; IMODIUM (loperamide HCl), an antidiarrheal; MOTILIUM (domperidone), a gastrointestinal mobilizer; and REMICADE (infliximab), a novel monoclonal antibody for treatment of certain Crohn's disease patients. REMICADE is also indicated for the treatment of rheumatoid arthritis.
     Prescription drugs in the hematology field include EPREX (Epoetin alfa, sold in the U.S. as PROCRIT), a biotechnology derived version of the human hormone erythropoietin that stimulates red blood cell production. Prescription drugs in the immunology field include ORTHOCLONE OKT-3 (muromonab-CD3), for reversing the rejection of kidney, heart and liver transplants. Prescription drugs in the neurology field include TOPAMAX (topiramate) and STUGERON (cinnarizine). Prescription drugs in the oncology field include DOXIL (doxorubicin), an anti-cancer treatment, ERGAMISOL (levamisole hydrochloride), a colon cancer drug and LEUSTATIN (cladribine), for hairy cell leukemia. Prescription drugs in the psychotropics (central nervous sytem) field include RISPERDAL (risperidone) and HALDOL (haloperidol), antipsychotic drugs, and CONCERTA (methylphenidate) for attention deficit/hyperactivity disorder. Prescription drugs in the pain management field include DURAGESIC (fentanyl transdermal system, sold abroad as DUROGESIC), a transdermal patch for chronic pain and ULTRAM (tramadol hydrochloride), an analgesic for moderate to moderately severe pain. Prescription drugs in the urology field includes DITROPAN XL (oxybutynin) for the treatment of overactive bladder.
     Johnson & Johnson markets over 100 prescription drugs around the world, with 33.3% of the sales generated outside the United States. Thirty-four drugs sold by the Company had 2000 sales in excess of $50 million, with 21 of them in excess of $100 million.
     Pharmaceutical segment sales in 2000 were $12.7 billion, an increase of 12.7% over 1999 including 21.4% growth in domestic sales. Operationally, international sales increased 7.6% but were more than offset by a negative currency impact of 8.9%. Worldwide sales gains in local currency of 16.1% were partially offset by a negative currency impact of 3.4%.
Sales growth reflects the strong performance of PROCRIT/EPREX, RISPERDAL, DURAGESIC, LEVAQUIN, REMICADE, ULTRAM, TOPAMAX, ACIPHEX/PARIET and the oral contraceptive line of products. Sales growth was partially offset by the restricted access of PROPULSID in a number of markets around the world. During the fourth quarter, the Company received expanded labeling from the FDA for REMICADE (infliximab) for the treatment of rheumatoid arthritis. REMICADE is the first drug to be granted a label indicating that, in combination with methotrexate, it inhibits the progression of structural damage in patients with moderately to severely active rheumatoid arthritis who have had an inadequate response to methotrexate. The Company also filed a new drug application with the U.S. Food and Drug Administration for the ORTHO EVRA transdermal seven-day contraceptive patch.
     During the fourth quarter, the Company announced a co-marketing agreement with its McNeil Consumer Healthcare unit and 3M Pharmaceuticals for 3M's new asthma drug, QVAR Inhalation Aerosol (beclomethasone diproprionate HFA.) QVAR is approved for the maintenance treatment of asthma, a chronic inflammatory disease of the large and small airways affecting an estimated 15 percent of the U.S. population.
     Pharmaceutical segment sales in 1999 were $11.23 billion, an increase of 20.7% over 1998, including 28.9% growth in domestic sales. International sales increased 9.4% as sales gains in local currency of 13.5% were offset by a negative currency impact of 4.1%. Worldwide growth reflected the strong performance of PROCRIT, RISPERDAL, DURAGESIC, LEVAQUIN, and the oral contraceptive line of products. During the fourth quarter, the Company received approval from the FDA for ORTHO-PREFEST (17(beta)-estradiol/norgestimate) for hormone replacement therapy and an additional indication for REMICADE for the treatment of rheumatoid arthritis.
     Pharmaceutical segment sales in 1998 were $9.30 billion, an increase of 13.7% over 1997 including 25.4% growth in domestic sales. International sales increased .6% as sales gains in local currency of 5.4% were offset by a negative currency impact of 4.8%. Worldwide growth reflected the strong performance of PROCRIT, RISPERDAL, DURAGESIC, LEVAQUIN, and the oral contraceptive line of products. At year-end 1998, the Company received approval from the FDA for LEVAQUIN (levofloxacin) for the indication of uncomplicated urinary tract infection. Additionally, the Company completed the acquisition of the U.S. and Canadian product rights for RETAVASE (reteplase), an acute-care cardiovascular drug, from Roche Healthcare.
     The 1998 special pre-tax charge for the Pharmaceutical segment was $65 million. See Note 14 for detailed discussion on the Restructuring and IPR&D charges.
     Significant research activities continued in the Pharmaceutical segment, increasing to $2.1 billion in 2000, or an 17.4% increase over 1999. This represents 16.4% of 2000 Pharmaceutical sales and a compound annual growth rate of approximately 13.1% for the five-year period since 1995. Worldwide Pharmaceutical research organizations include Janssen Research Foundation, headquartered in Belgium, and the R.W.
Johnson Pharmaceutical Research Institute, located   in La Jolla,
California and Raritan, New Jersey. Additional research is conducted by Centocor and ALZA Technologies and through a collaboration with the James Black Foundation in London, England.

Medical Devices & Diagnostics
     The Medical Devices & Diagnostics segment includes a broad range of products used by or under the direction of health care professionals. These include suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Acquisitions and divestitures in the Medical Devices & Diagnostics segment during recent years are part of an ongoing process to transform this segment from a medical supply business to one serving a range of higher technology medical specialties.
     Worldwide sales in 2000 of $10.3 billion in the Medical Devices & Diagnostics segment represented an increase of 3.7% over 1999. Domestic sales were up 4.0%, while international sales increased 3.4% as sales gains in local currency of 10.3% were offset by a negative currency impact of 6.9%. Worldwide sales gains in local currency of 6.9% were reduced by 3.2% due to the strength of the U.S. dollar. Strong sales growth from Cordis' coronary and endovascular stents, DePuy's spinal products, Ethicon's MITEK suture anchors and Gynecare's women's health products, Ethicon Endo-Surgery's MAMMOTOME breast biopsy system and ULTRACISION Harmonic scalpel and Vistakon's disposable contact lens products were the primary contributors to the Medical Devices & Diagnostics segment growth. In the fourth quarter, Cordis announced the U.S. market introduction of its new Bx VELOCITY Coronary Stent with Hepacoat - the first drug-coated stent utilizing a proprietary heparin coating to receive regulatory approval in the U.S. and Europe. The proprietary heparin coating retains its properties for periods lasting several months when implanted into blood vessels. Cordis also received favorable jury verdicts in its stent patent infringement cases against Boston Scientific Corporation and Medtronic AVE, Inc. For additional information, see Note 18.
     In addition, Cordis completed the acquisition of Atrionix, Inc., valued at $62.8 million. Atrionix is developing a proprietary, catheter-based system for the treatment of atrial fibrillation, a disruption in the heart's normal sinus rhythm.
     Worldwide sales in 1999 of $9.91 billion in the Medical Devices & Diagnostics segment represented an increase of 15.7% over 1998. Domestic sales increased 16.9%, while international sales gains in local currency of 15.7% were partially offset by the strength of the U.S. dollar. In the fourth quarter, Cordis launched the new Bx VELOCITY coronary stent in Europe, where it has been well received by the medical community. Ethicon's new products included: PRONOVA Poly (hexafluoropropylene-VDF) Suture, a synthetic nonabsorbable monofilament for cardiovascular and vascular surgery and SURGIFOAM Absorbable Gelatin Sponge USP, which is proven in surgery for over 50 years in Europe and has given Ethicon a full line of hemostasis products. Ethicon also received a fourth quarter approval for Gynecare's THERMACHOICE II Uterine Balloon Therapy System, the latex-free next generation ablation technology system used for excessive uterine bleeding.
     1998 worldwide sales of $8.57 billion in the Medical Devices & Diagnostics segment represented an increase of 1.6% over 1997. Domestic sales decreased 2.4%, while international sales gains in local currency of 10.7% were partially offset by the strength of the U.S. dollar. During the fourth quarter of 1998, the Company completed the acquisition of DePuy, one of the world's leading orthopaedic products companies with products in reconstructive, spinal, trauma and sports medicine. The Company also completed the acquisition of FemRx, a leader in the development of proprietary surgical systems that enable surgeons to perform less invasive alternatives to hysterectomy. The 1998 special pre-tax charge for the Medical Devices & Diagnostics segment for restructuring was $304 million. See Note 14 and Note 17 for detailed discussion on Restructuring and IPR&D charges and Acquisitions.


Geographic Areas
The Company's sales by major geographic area are presented below:

Sales
(Millions of Dollars)
                                            Increase
                        2000     1999   Amount  Percent
United States        $17,707  15,921    1,786    11.2%
Europe                 6,365   6,711    (346)    (5.2%)
Western Hemisphere
 excluding U.S.        2,084   2,023       61     3.0%
Asia-Pacific, Africa   3,690   3,352      338    10.1
Worldwide total      $29,846  28,007    1,839     6.6%

     International sales were negatively impacted by the translation of local currency operating results into U.S dollars in all regions. Average exchange rates to the dollar have declined each year since 1995. See Note 12 for additional information on geographic areas.


Liquidity and Capital Resources
     Cash generated from operations and selected borrowings provide the major sources of funds for the growth of the business, including working capital, additions to property, plant and equipment and acquisitions. Cash and current marketable securities totaled $6.8 billion at the end of 2000 as compared with $4.10 billion at the end of 1999. On July 19, 2000, ALZA called for the redemption of its outstanding 5% convertible subordinated debentures issued in 1996. Each 5% Debenture was convertible, at the option of the holder, into the equivalent of shares of Johnson & Johnson common stock at an initial conversion price of $19.47 per share, subject to certain anti-dilution adjustments. Substantially all holders of the outstanding 5% Debentures elected to convert their debentures at the conversion price of $19.47 per share of Johnson & Johnson common stock, or approximately 51.31 shares per $1,000 principal amount of debentures. The aggregate number of equivalent Johnson & Johnson shares issued from conversion of the 5% Debentures was 25.2 million. The amount paid to redeem the remaining 5% Debentures was not significant.
     Total unused credit available to the Company approximates $3.0 billion, including $1.5 billion of credit commitments with various banks worldwide that expire on October 4, 2001.
     The Company's shelf registration filed with the Securities and Exchange Commission enables the Company to issue up to $2.59 billion of unsecured debt securities and warrants to purchase debt securities under its medium term note (MTN) program. No MTN's were issued in 2000. At December 31, 2000, the Company had $1.79 billion remaining on its shelf registration. A summary of borrowings can be found in Note 6.
     Total borrowings at the end of 2000 and 1999 were $4.65 billion and $5.20 billion, respectively. In 2000 net cash (cash and current marketable securities net of debt) was $2.11 billion. In 1999, net debt (debt net of cash and current marketable securities) was 6.1% of net capital (shareowners' equity and net debt). Total debt represented 18.6% of total capital (shareowners' equity and total debt) in 2000 and 23.4% of total capital in 1999. Shareowners' equity per share at the end of 2000 was $6.77 compared with $5.70 at year-end 1999, an increase of 18.8%. For the period ended December 31, 2000, there were no material cash commitments.

Financial Instruments
     The Company uses financial instruments to manage the impact of foreign exchange rate changes on cash flows. Accordingly, the Company enters into forward foreign exchange contracts to protect the value of existing foreign currency assets and liabilities and to hedge future foreign currency product costs. Gains or losses on these contracts are offset by the gains or losses on the underlying transactions. A 10% appreciation of the U.S. Dollar from December 31, 2000 market rates would increase the unrealized value of the Company's forward contracts by $266 million. Conversely, a 10% depreciation of the U.S. Dollar from December 31, 2000 market rates would decrease the unrealized value of the Company's forward contracts by $206 million. In either scenario, the gain or loss on the forward contract would be offset by the gain or loss on the underlying transaction and therefore would have no impact on future earnings and cash flows.
     The Company enters into currency swap contracts to manage the Company's exposure to changes in currency exchange rates and hedge foreign currency denominated assets and liabilities. The impact of a 1% change in interest rates on the Company's interest rate sensitive financial instruments would be immaterial.
     The Company does not enter into financial instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote.

Changing Prices and Inflation
     Johnson & Johnson is aware that its products are used in a setting where, for more than a decade, policymakers, consumers and businesses have expressed concern about the rising cost of health care. In response to these concerns, Johnson & Johnson has a long-standing policy of pricing products responsibly. For the period 1990 - 2000, in the United States, the weighted average compound annual growth rate of Johnson & Johnson price increases for health care products (prescription and over-the-counter drugs, hospital and professional products) was below the U.S. Consumer Price Index (CPI) for the period.
     Inflation rates, even though moderate in many parts of the world during 2000, continue to have an effect on worldwide economies and, consequently, on the way companies operate. In the face of increasing costs, the Company strives to maintain its profit margins through cost reduction programs, productivity improvements and periodic price increases.


New Accounting Pronouncements
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The standard was most recently amended in June 2000 by Statement of Financial Accounting Standards No. 138
"Accounting for Certain Derivative Instruments and Certain
Hedging Activities - an amendment of FASB Statement No. 133." The standards are collectively referred to as SFAS 133. The Company adopted SFAS 133 effective January 1, 2001.
     SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their respective fair values. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in the fair value of assets, liabilities or firm commitments, changes in the fair value of the derivative instrument will generally be offset in earnings by changes in the hedged item's fair value. For cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable rate asset, liability or forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be recognized in earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item.
     The Company uses forward exchange contracts to manage its exposure to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency product costs. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Effective with the adoption of SFAS 133, the Company designated both of these types of derivatives as cash flow hedges.
     On January 1, 2001 the Company recorded a $17 million net-of-tax cumulative effect adjustment gain in accumulated other comprehensive income to recognize at fair value all derivative instruments designated as cash flow hedges. The Company also determined that the adjustment to net earnings was immaterial.
     In May 2000, the Emerging Issues Task Force (EITF) reached a consensus on Issue 00-14, Accounting for Certain Sales
Incentives, addressing both the recognition and income statement classification of certain sales incentives. The Company currently recognizes the expense related to coupons and certain sales incentives upon issuance and classifies these expenses as selling, marketing and administrative expense. The amount of such sales incentives for fiscal years 2000, 1999 and 1998 is estimated to be $112 million, $112 million, and $107 million, respectively. EITF 00-14 is expected to take effect in the second quarter of fiscal 2001 and the impact on the Company will be the reclassification of the above-mentioned amounts from expense to a reduction of sales.
     The Company has adopted EITF Issue 00-10, Accounting for Shipping and Handling Fees and Costs. The amount of revenue received for shipping and handling is immaterial for all periods presented. Additional disclosure related to the costs of shipping and handling is provided in Note 1 of the financial statements.


Common Stock Market Prices
     The Company's common stock is listed on the New York Stock
Exchange under the symbol JNJ. The approximate number of shareowners of record at year-end 2000 was 164,158. The composite market price ranges (adjusted for the 2-for-1 stock split effective June 12, 2001) for Johnson & Johnson common stock during 2000 and 1999 were:

                        2000               1999
                    High     Low      High      Low
First quarter     $48.47    33.065    47      38.5
Second quarter     50.94    35        51.5    43.905
Third quarter      50.72    45.125    52.94   45
Fourth quarter     52.97    44.595    53.44   45.065
Year-end close          52.53             46.625











Cash Dividends Paid
     The Company increased its cash dividends in 2000 for the 38th consecutive year. Cash dividends paid were $0.62 per share in 2000 compared with dividends of $0.545 per share in 1999 and $0.485 per share in 1998. The dividends were distributed as follows:

                     2000   1999   1998
First quarter       $.14    .125   .11
Second quarter       .16    .14    .125
Third quarter        .16    .14    .125
Fourth quarter       .16    .14    .125
Total               $.62    .545   .485

     On January 2, 2001, the Board of Directors declared a regular cash dividend of $.16 per share, paid on March 13, 2001 to shareowners of record on February 20, 2001.
     The Company expects to continue the practice of paying regular cash dividends.


Five Year Summary:
(Dollars in millions except per share amounts)

                              Fiscal Year Ended
                    Dec 29 Dec 28 Jan 3  Jan 2   Dec 31
                    1996   1997(1)    1999(2)    2000(3)
2000(4)
EARNINGS DATA
Sales             $21,984 23,118 24,398 28,007  29,846
Costs & exp.       17,841 18,776 20,065 22,130  22,978
Earnings bef. tax   4,143  4,342  4,333  5,877   6,868
Net earnings        2,958  3,105  3,101  4,273   4,953

Earnings per
   Diluted share  $  0.98    1.02  1.02    1.39   1.61
Cash dividends
   per share (5)  $0.3675  0.425  0.485   0.545   0.62

BALANCE SHEET
   DATA
Assets            $22,248 23,615 28,966 31,064  34,245
Long-term debt      2,347  2,084  2,652  3,429   3,163
Shareowners'
   Equity          11,958 13,300 14,674 16,995  20,395


(1) 1997 excluding special charges relating to distribution of Crescendo shares and in-process and development charges, costs and expenses were $18,420; earnings before tax were $4,698; net earnings were $3,385; and earnings per diluted share were $1.11.
(2) 1998 excluding special charges relating to restructuring and in-process research and development charges, costs and expenses were $19,154; earnings before tax were $5,244; net earnings were $3,798; and earnings per diluted share were $1.24.
(3) 1999 excluding special charges relating to the Centocor and SEQUUS mergers, costs and expenses were $22,048; earnings before tax were $5,959; net earnings were $4,348; and earnings per diluted share were $1.42.
(4) 2000 excluding special charges relating to in-process research and development charges net of a favorable adjustment to the costs associated with the 1998 global manufacturing restructuring charge, costs and expenses were $22,945; earnings before tax were $$6,901; net earnings were $4,998; and earnings per diluted share were $1.63.
(5) In 1997, ALZA recorded a dividend of $49 for the distribution of Crescendo shares to ALZA shareholders.


Cautionary Factors That May Affect Future Results
     This Annual Report contains forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like "plans," "expects," "will," "anticipates," "estimates" and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company's strategy for growth, product development, regulatory approval, market position and expenditures.
     Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. The Company's report on Form 10-K for the year ended December 31, 2000 that was filed in March 2001, contained, as an Exhibit, a discussion of various factors that could cause actual results to differ from expectations. The Company notes these factors as permitted by the Private Securities Litigation Reform Act of 1995.

               JOHNSON & JOHNSON AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEET
                     (Dollars in Millions)

At December 31, 2000 and January 2, 2000
(Dollars in Millions Except Per Share Figures) (Note 1)

ASSETS
                                         2000          1999
Current Assets
Cash and cash equivalents
  (Notes 1 and 16)                     $ 4,278         2,512
Marketable securities, at cost
  (Notes 1 and 16)                       2,479         1,584
Accounts receivable, trade, less
  allowances $439 (1999 - $407)          4,601         4,329
Inventories (Notes 1 and 2)              2,905         3,164
Deferred taxes on income (Note 8)        1,174         1,122
Prepaid expenses and other receivables   1,254           892

Total current assets                    16,691        13,603
Marketable securities,
  non-current (Note 1)                     717           823
Property, plant and equipment, net
  (Notes 1, 3 and 14)                    7,409         7,155
Intangible assets, net (Notes 1, 7
  and 14)                                7,535         7,854
Deferred taxes on income (Note 8)          240           258
Other assets                             1,653         1,371

Total assets                           $34,245        31,064

Liabilities and Shareowners' Equity
Current liabilities
Loans and notes payable (Note 6)       $ 1,489         1,814
Accounts payable                         2,122         2,049
Accrued liabilities                      2,793         2,992
Accrued salaries, wages and commissions    529           499
Taxes on income                            322           203

Total current liabilities                7,255         7,557

Long-term debt (Note 6)                  3,163         3,429
Deferred tax liability (Note 8)            255           287
Employee related obligations (Note 5)    1,804         1,794
Other liabilities                        1,373         1,002

Shareowners' equity
Preferred stock - without par value
  (authorized and unissued 2,000,000
   shares)                                   -             -
Common stock - par value $1.00 per
  share (Note 20) (authorized
  4,320,000,000 shares; issued
  3,119,842,000 shares and
  3,119,832,000 shares)                  3,120         3,120
Note receivable from employee stock
  ownership plan (Note 15)                (35)          (41)
Accumulated other comprehensive income
  (Note 11)                              (461)         (399)
Retained earnings                       18,113        14,768
                                        20,737        17,448
Less: common stock held in treasury,
   at cost (Note 20) (105,218,000
   & 140,154,000)                          342           453
Total shareowners' equity               20,395        16,995

Total liabilities and shareowners'
  equity                               $34,245        31,064

See Notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.



               JOHNSON & JOHNSON AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF EARNINGS

(Dollars in Millions Except Per Share Figures) (Note 1)

                                   2000      1999      1998

Sales to customers              $29,846    28,007    24,398

Cost of products sold (1998 includes
  $60 of inventory write-offs for
  restructuring)                  8,908     8,498     7,646
Gross Profit                     20,938    19,509    16,752

Selling, marketing and administrative
  Expenses                       11,218    10,756     9,166
Research expense                  3,105     2,768     2,506
Purchased in-process research and
  development (Notes 14 and 17)      66         -       298
Interest income                   (429)     (266)     (302)
Interest expense, net of portion
  capitalized (Note 3)              204       255       186
Other (income) expense, net        (61)       100        12
Restructuring charge (Note 14)     (33)        19       553
                                 14,070    13,632    12,419

Earnings before provision for taxes
  on income                       6,868     5,877     4,333
Provision for taxes on income
  (Note 8)                        1,915     1,604    1,232

Net earnings                    $ 4,953     4,273     3,101

Basic net earnings per share
  (Notes 1 and 19)              $  1.65      1.43      1.04
Diluted net earnings per share
  (Notes 1 and 19)              $  1.61      1.39      1.02

See notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.

               JOHNSON & JOHNSON AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF SHAREOWNERS' EQUITY
                 (Dollars in Millions) (Note 1)

                                Note
                                Receiv
                                From
                                Emp
                                Stock Accum  Comm
                                Owner Other  Stock Treas
                      Comp Ret  Plan  Comp   Iss   Stock
                Total Inc  Earn (ESOP) Inc   Amt   Amt

Bal, Dec. 28, 1997$13,300       10,997 (51)   (375)  3,120  (391)
Net earnings        3,101 3,101  3,101
Cash div paid      (1,305)      (1,305)
Employee compens
 and stock option
 plans                449        (425)                       874
Repurchase of common
 stock               (930)                                  (930)
Business comb          10           7                          3
Other comprehensive
 income, net of tax:
   Curr transl adj     89    89                 89
   Unrealized gains
    (losses) on
     securities       (47)  (47)               (47)
Reclass adjustment           34
Total compre income       3,177
Note rec from ESOP      7               7
Bal, Jan 3, 1999  $14,674     12,375  (44)    (333)  3,120 (444)

Net earnings        4,273 4,273 4,273
Cash div paid      (1,479)     (1,479)
Employee compens
 and stock option
 plans                428        (401)                      829
Repurchase of common
 stock               (840)                                 (840)
Business comb           2                                     2
Other comprehensive
 income, net of tax:
   Curr transl adj   (155) (155)              (155)
   Unrealized gains
    (losses) on
     securities        89    89                 89
Reclass adjustment           23
Total compre income       4,230
Note rec from ESOP      3               3
Bal, Jan 2, 2000  $16,995      14,768 (41)    (399)  3,120 (453)

Net earnings        4,953 4,953 4,953
Cash div paid      (1,724)     (1,724)
Employee compens
 and stock option
 plans                619         (456)                    1,075
Conversion of
 Subordinated
 Debentures           504         504
Repurchase of common
 stock               (973)                                 (973)
Business comb          77          68                         9
Other comprehensive
 income, net of tax:
   Curr transl adj    (45)  (45)              (45)
   Unrealized gains
    (losses) on
     securities        (2)   (2)               (2)
   Pension liab adj   (15)  (15)              (15)
Reclass adjustment          (40)
Total compre income       4,851
Note rec from ESOP      6               6
Bal, Dec 31, 2000 $20,395      18,113 (35)   (461)   3,120 (342)


See Notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.

 Consolidated Statements of Cash Flows
(Dollars in Millions) (Note 1)
                                     2000    1999    1998
Cash flows from operating activities
Net earnings                      $ 4,953  4,273    3,101
Adjustments to reconcile
  net earnings to cash flows:
 Depreciation and amortization
  of property and intangibles       1,592  1,510    1,335
 Purchased in-process research
  and development                      66      -      298
 Increase in deferred taxes         (128)   (26)    (300)
 Accounts receivable reserves          41     23       25
Changes in assets and liabilities,
net of effects from acquisition of
businesses:
  Increase in accounts receivable   (468)  (630)    (163)
  Decrease (increase) in inventories  128  (347)    (113)
  Increase in accounts payable and
   accrued liabilities                 41    226      602
  Decrease in other current and
   non-current assets                 124    310      221
  Increase in other current and
   non-current liabilities            554    581      100
Net cash flows from operating
 Activities                         6,903  5,920    5,106

Cash flows from investing activities
Additions to property, plant and
 Equipment                        (1,689)(1,822)  (1,610)
Proceeds from the disposal of assets  166     55     108
Acquisition of businesses, net
 of cash acquired (Note 17)         (151)  (271)  (3,818)
Purchases of investments          (5,676)(3,832)  (1,328)
Sales of investments                4,827  3,057      717
Other                               (142)  (280)    (268)
Net cash used by investing
 activities                       (2,665)(3,093)  (6,199)

Cash flows from financing activities
Dividends to shareowners          (1,724)(1,479)  (1,305)
Repurchase of common stock          (973)  (840)    (930)
Proceeds from short-term debt         814  3,208    2,424
Retirement of short-term debt     (1,485)(4,063)    (226)
Proceeds from long-term debt          591    793      535
Retirement of long-term debt         (35)  (187)    (475)
Issuances of common stock              95     41       61
Proceeds from the exercise of
 stock options                        292    180      178
Net cash (used) provided by
 financing activities             (2,425) (2,347)     262

Effect of exchange rate changes
 on cash and cash equivalents        (47)   (72)       24

Increase (decrease) in cash
 and cash equivalents               1,766    408    (807)
Cash and cash equivalents,
 beginning of year (Note 1)         2,512  2,104    2,911
Cash and cash equivalents,
 end of year (Note 1)             $ 4,278  2,512    2,104







Consolidated Statements of Cash Flows
(continued)
(Dollars in Millions) (Note 1)
                                     2000    1999    1998

Supplemental cash flow data
Cash paid during the year for:
 Interest                          $  215    238      204
 Income taxes                       1,651  1,459   1,344

Supplemental schedule of noncash
 investing and financing activities
Treasury stock issued for employee
 compensation and stock option plans,
 net of cash proceeds              $  754    675      717
Conversion of debt                    504      6        1

Acquisitions of businesses
Fair value of assets acquired      $  241    271    4,659
Fair value of liabilities assumed
(including $296 of assumed debt
 in 1998)                             (5)      -    (545)

                                      236    271    4,114

Treasury stock issued at fair value  (85)      -        -
Net purchase price                 $  151    271   4,114

See Notes to Consolidated Financial Statements

Amounts have been restated under the pooling of interests method of accounting to include the financial results of ALZA Corporation effective on June 22, 2001, see Note 1.



1 Summary of Significant Accounting Principles

Basis of Presentation
The consolidated financial statements of Johnson & Johnson have been prepared to give retroactive effect to the merger with ALZA
Corporation (ALZA) on June 22, 2001.

Principles of Consolidation
The financial statements include the accounts of Johnson &
Johnson and subsidiaries. Intercompany accounts and transactions are eliminated.

Cash Equivalents
The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

Investments
Short-term marketable securities are carried at cost, which approximates fair value. Long-term debt securities that the Company has the ability and intent to hold until maturity are carried at amortized cost which also approximates fair value. Investments classified as available-for-sale are carried at estimated fair value with unrealized gains and losses recorded as a component of shareowners' equity. Gross unrealized holding gains and losses are not material. Investments consist primarily of commercial paper and corporate debt securities. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date.

Property, Plant and Equipment and Depreciation
Property, plant and equipment are stated at cost. The Company utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

Building and building equipment     20-40 years
Land and land improvements          10-20 years
Machinery and equipment              2-13 years

Revenue Recognition
The Company recognizes revenue from product sales when the goods are shipped and title passes to the customer. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery. The Company has adopted Staff Accounting Bulletin (SAB) 101, Revenue Recognition in Financial Statements, the effects of which are immaterial for all periods presented.

Sales Incentives
The Company currently recognizes the expense related to coupons and certain sales incentives upon issuance and classifies these expenses as selling, marketing and administrative expense. The amount of such sales incentives for 2000, 1999 and 1998 is estimated to be $112 million, $112 million, and $107 million, respectively. EITF 00-14 is expected to take effect in the second quarter of 2001 and the impact on the Company will be the reclassification of the above mentioned amounts from expense to a reduction of sales.

Shipping and Handling
Shipping and handling costs incurred were $492 million, $470 million and $401 million in 2000, 1999 and 1998, respectively, and are included in selling, marketing and administrative expense. The amount of revenue received for shipping and handling is immaterial for all periods presented.

Inventories
Inventories are stated at the lower of cost or market determined by the first-in, first-out method.

Intangible Assets
The excess of the cost over the fair value of net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of 40 years or less. The cost of other acquired intangibles is amortized on a straight-line basis over their estimated useful lives. The Company continually evaluates the carrying value of goodwill and other intangible assets. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Financial Instruments
Gains and losses on foreign currency hedges of existing assets or liabilities, or hedges of firm commitments, are deferred and recognized in income as part of the related transaction.
     Unrealized gains and losses on currency swaps that hedge third party debt are classified in the balance sheet as other assets or liabilities. Interest expense under these agreements, and on the debt instruments they hedge, are recorded at the net effective interest rate of the hedge transaction.
     In the event of early termination of a currency swap contract that hedges third party debt, the gain or loss on the swap contract is amortized over the remaining life of the related transaction. If the underlying transaction associated with a swap, or other derivative contract, is accounted for as a hedge and is terminated early, the related derivative contract is terminated simultaneously and any gains or losses would be included in earnings immediately.
     The Company adopted SFAS 133 effective January 1, 2001. The Company uses forward exchange contracts to manage its exposure to the variability of cash flows primarily related to the foreign exchange rate changes of future foreign currency product costs. The Company also uses currency swaps to manage currency risk primarily related to borrowings. Effective with the adoption of SFAS 133, the Company designated both of these types of derivatives as cash flow hedges.
     On January 1, 2001 the Company recorded a $17 million net-of-tax cumulative effect adjustment gain in accumulated other comprehensive income to recognize at fair value all derivative instruments that will be designated as cash flow hedges. The Company determined that the cumulative effect adjustment to net earnings was immaterial.

Advertising
Costs associated with advertising are expensed in the year incurred. Advertising expenses worldwide, which are comprised of television, radio, print media as well as Internet advertising were $1.37 billion in 2000, $1.43 billion in 1999 and $1.21 billion in 1998.

Income Taxes
The Company intends to continue to reinvest its undistributed international earnings to expand its international operations; therefore no tax has been provided to cover the repatriation of such undistributed earnings. At December 31, 2000, and January 2, 2000 the cumulative amount of undistributed international earnings was approximately $9.5 billion and $8.3 billion, respectively.

Net Earnings Per Share
Basic earnings per share is computed by dividing net income available to common shareowners by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Risks and Uncertainties
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results may or may not differ from those estimates.

Annual Closing Date
The Company follows the concept of a fiscal year which ends on the Sunday nearest to the end of the month of December. Normally each fiscal year consists of 52 weeks, but every five or six years, as was the case in 1998, the fiscal year consists of 53 weeks.

Reclassification
Certain prior year amounts have been reclassified to conform with current year presentation.

Stock Split
On April 26, 2001, the Board of Directors declared a 2-for-1 stock split. Shareowners of record at the close of business on May 22, 2001 were issued one additional share of Johnson & Johnson common stock on June 12, 2001 for each share owned as of record date. All shares and per share data for all periods presented in these financial statements have been adjusted to reflect the stock split.


2 Inventories
At the end of 2000 and 1999, inventories were comprised of:
(Dollars in Millions)
                                   2000      1999

Raw materials and supplies     $   718       689
Goods in process                   480       426
Finished goods                   1,707     2,049
                               $ 2,905     3,164

3 Property, Plant and Equipment
At the end of 2000 and 1999, property, plant and equipment at cost and accumulated depreciation were:
(Dollars in Millions)
                                   2000      1999

Land and land improvements     $   427       409
Buildings and building equipment 3,659     3,450
Machinery and equipment          6,312     6,298
Construction in progress         1,468     1,471
                                11,866    11,628
Less accumulated depreciation    4,457     4,473
                               $ 7,409     7,155

The Company capitalizes interest expense as part of the cost of construction of facilities and equipment. Interest expense capitalized in 2000, 1999 and 1998 was $97, $84 and $73 million, respectively.
     Upon retirement or disposal of fixed assets, the cost and related amount of accumulated depreciation or amortization are eliminated from the asset and accumulated depreciation accounts, respectively. The difference, if any, between the net asset value and the proceeds is adjusted to earnings. For additional discussion on property, plant and equipment, see Note 14.


4 Rental Expense and Lease Commitments
Rentals of space, vehicles, manufacturing equipment and office and data processing equipment under operating leases amounted to approximately $264 million in 2000, $245 million in 1999 and $248 million in 1998.
The approximate minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2000 are:

(Dollars in Millions)
                                          After
           2001  2002  2003   2004  2005  2005  Total

          111     99    79    63    49    217  $618

Commitments under capital leases are not significant.


5 Employee Related Obligations

At the end of 2000 and 1999, employee related obligations were:
(Dollars in Millions)
                                   2000      1999

Post-retirement benefits        $  822       805
Post employment benefits           101       111
Pension liabilities                601       647
Deferred compensation              280       231
Employee related obligations    $1,804     1,794


































6 Borrowings
The components of long-term debt are as follows:
(Dollars in Millions)

                                Eff.          Eff.
                          2000  Rate%   1999  Rate%

3% Zero Coupon Convertible
 Subordinated Debentures
 due 2020                 609   3.00      -    -
5.25% Zero Coupon Convertible
 Subordinated Debentures
 due 2014                 464   5.25    444    5.25
4.75% Convertible
 Subordinated Debentures
 due 2005                 460   4.75    460    4.75
8.72% Debentures
 due 2024                 300   8.72    300    8.72
6.95% Notes due 2029      293   7.14    293    7.14
6.73% Debentures
 due 2023                 250   6.73    250    6.73
6% Eurodollar due 2001    250   6.02    250    6.02
7.375% Notes due 2002     200   7.49    199    7.49
8.25% Eurodollar Notes
 due 2004                 199   8.37    199    8.37
6.625% Notes due 2009     198   6.80    197    6.80
5% Deutsche Mark Notes
 due 2001(2)               85   1.98     93    1.98
5.12% Notes due 2003(3)    60   0.82     60    0.82
Industrial Revenue Bonds   44   5.77     47    5.78
Other, principally
 international            150   -       175    -
5% Convertible
 Subordinated Debentures
 due 2000                   -   5.00    496    5.00

                        3,562   5.63(1)3,463   6.05(1)
Less current portion      399            34
                       $3,163         3,429

(1) Weighted average effective rate.
(2) Represents 5% Deutsche Mark notes due 2001 issued by a Japanese subsidiary and converted to a 1.98% fixed rate yen note via a currency swap.
(3) Represents 5.12% U.S. Dollar notes due 2003 issued by a Japanese subsidiary and converted to a 0.82% fixed rate yen note via a currency swap.

The Company has access to substantial sources of funds at numerous banks worldwide. Total unused credit available to the Company approximates $3.0 billion, including $1.5 billion of credit commitments with various banks worldwide that expire on October 4, 2001. Interest charged on borrowings under the credit line agreements is based on either bids provided by the banks, the prime rate or London Interbank Offered Rates (LIBOR), plus applicable margins. Commitment fees under the agreements are not material.

The Company's shelf registration filed with the Securities and Exchange Commission enables the Company to issue up to $2.6 billion of unsecured debt securities and warrants to purchase debt securities under its medium term note (MTN) program. No MTN's were issued in 2000. At December 31, 2000, the Company had $1.8 billion remaining on its shelf registration.

Long term debt includes convertible subordinated debentures issued by Centocor and ALZA prior to their respective mergers with Johnson & Johnson.

With respect to the 4.75% Convertible Subordinated Debentures which were originally issued by Centocor, the Company exercised its option redeem the debentures and set February 21, 2001 as the redemption date, at a price equal to 102.714% of the principal amount plus accrued interest. The debentures are convertible by the holders into approximately 11,974,000 shares of Johnson & Johnson stock at a conversion price of $38.546 per share. The option expired at the close of business on February 14, 2001.

On July 28, 2000, ALZA completed a private offering of the 3% Zero Coupon Convertible Subordinated Debentures which were issued at a price of $551.26 per $1,000 principal amount at maturity.
At December 31, 2000, the outstanding 3% Debentures had a total principal amount at maturity of $1.09 billion with a yield to maturity of 3% per annum, computed on a semiannual bond equivalent basis. There are no periodic interest payments. The offering resulted in approximately $587.4 million of net proceeds to the Company. At the option of the holder, each 3% Debenture is convertible into 13.7465 shares of common stock, subject to certain anti-dilution adjustments. At the option of the holder, the 3% Debentures may be repurchased by the Company on July 28, 2003, 2008 or 2013, at a purchase price equal to the issue price plus accreted original issue discount to such purchase date. The Company, at its option, may elect to deliver either Johnson & Johnson common stock or cash, or a combination of stock and cash, in the event of repurchase of the 3% Debentures. The Company, at its option, may also redeem any or all of the 3% Debentures after July 28, 2003 at the issue price plus accreted original issue discount. At December 31, 2000, the fair value based on quoted market value of the 3% Debentures was $759.8 million.

In 1996, ALZA issued $500 million of the 5% Convertible Subordinated Debentures. Each 5% Debenture was convertible, at the option of the holder, into the equivalent of Johnson & Johnson common stock at an initial conversion price of $19.47 per share, subject to certain anti-dilution adjustments. On July 19, 2000, ALZA called for the redemption of its outstanding 5%
Debentures. Substantially all holders of the outstanding 5% Debentures elected to convert their debentures at the equivalent conversion price of $19.47 per share of Johnson & Johnson common stock, or approximately 51.31 shares per $1,000 principal amount of debentures. The aggregate number of equivalent Johnson & Johnson shares issued from conversion of the 5% Debentures common stock was 25.7 million. The amount paid to redeem the remaining 5% Debentures was not significant.

In 1994, ALZA issued the 5.25% Zero Coupon Convertible Subordinated Debentures at a price of $354.71 per $1,000 principal amount at maturity. At December 31, 2000, the outstanding 5.25% Debentures had a total principal amount at maturity of $935.9 million, with a yield to maturity of 5.25% per annum, computed on a semiannual bond equivalent basis. There are no periodic interest payments. At the option of the holder, each 5.25% Debenture is convertible into 25.4545 shares of common stock. At the option of the holder, the 5.25% Debentures will be purchased by the Company on July 14, 2004 or July 14, 2009, at a purchase price equal to the issue price plus accreted original issue discount to such purchase date. The Company, at its option, may elect to deliver either common stock or cash in the event of conversion or purchase of the 5.25% Debentures. The Company, at its option, may also redeem any or all of the 5.25% Debentures for cash after July 14, 1999 at a redemption price equal to the issue price plus accreted original issue discount. At December 31, 2000 and 1999, the fair value based on quoted market value of the 5.25% Debentures was $1,038.3 million and $472.5 million, respectively.

Short-term borrowings and current portion of long-term debt amounted to $1.5 billion at the end of 2000. These borrowings are comprised of $0.8 billion of U.S. commercial paper, at an average interest rate of 6.5%, and $0.7 billion of local borrowings, principally by international subsidiaries.

Aggregate maturities of long-term obligations commencing in 2001 are:
(Dollars in Millions)

                                          After
           2001  2002  2003   2004  2005  2005

        $ 399    226    75   222   467   2,173


7 Intangible Assets
At the end of 2000 and 1999, the gross and net amounts of intangible assets were:
(Dollars in Millions)

                                   2000      1999

Goodwill - gross                $4,377     4,270
Less accumulated amortization      540       424
Goodwill - net                  $3,837     3,846
Patents and trademarks - gross  $1,948     2,014
Less accumulated amortization      457       399
Patents & trademarks - net      $1,491     1,615
Other intangibles - gross       $2,751     2,800
Less accumulated amortization      544       407
Other intangibles - net         $2,207     2,393
Total intangible assets - gross $9,076     9,084
Less accumulated amortization    1,541     1,230
Total intangible assets - net   $7,535     7,854

The weighted average amortization periods for goodwill, patents and trademarks and other intangibles are 32 years, 21 years and 18 years, respectively.


8 Income Taxes
The provision for taxes on income consists of:

(Dollars in Millions)
                         2000      1999      1998

Currently payable:
 U.S. taxes         $ 1,375     1,031     1,047
 International taxes    668       599       485
                      2,043     1,630     1,532
Deferred:
 U.S. taxes            (36)        75     (183)
 International taxes   (92)     (101)     (117)
                      (128)      (26)     (300)
                    $ 1,915     1,604     1,232










A comparison of income tax expense at the federal statutory rate of 35% in 2000, 1999 and 1998, to the Company's effective tax rate is as follows:

(Dollars in Millions)
                         2000      1999      1998

U.S.                  $3,892     3,365    2,673
International          2,976     2,512    1,660
Earnings before taxes
 on income:           $6,868     5,877    4,333
Statutory taxes       $2,404     2,057    1,517
Tax rates:
Statutory               35.0%     35.0%     35.0%
Puerto Rico and
 Ireland operations     (5.0)     (5.3)     (5.4)
Research tax credits    (0.8)     (0.7)     (0.6)
Domestic state and local 0.8       1.0       1.2
International
 subsidiaries
 excluding Ireland      (2.9)     (2.4)     (3.2)
IPR&D                    0.3       0.1       1.3
All other                0.5      (0.4)      0.1
Effective tax rate      27.9%     27.3%     28.4%


During 2000, the Company had subsidiaries operating in Puerto Rico under a tax incentive grant expiring December 31, 2007. In addition, the Company has subsidiaries manufacturing in Ireland under an incentive tax rate effective through the year 2010.

Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

Temporary differences and carryforwards for 2000 are as follows:

(Dollars in Millions)

                                     Deferred Tax
                                  Asset    Liability
Employee related obligations       623
Depreciation                               (354)
Non-deductible intangibles                 (734)
International R&D capitalized
 for tax                           156
Reserves & liabilities             528
Income reported for tax purposes   280
Miscellaneous international        274     (217)
Loss carryforwards                 113
Capitalized intangibles            160
Miscellaneous U.S.                 268
Total deferred income taxes      2,402   (1,305)

The difference between the net deferred tax on income per the balance sheet and the net deferred tax is reflected in Taxes on Income.


9 International Currency Translation
For translation of its non-U.S. dollar currencies, the Company has determined that the local currencies of its international subsidiaries are the functional currencies except those in highly inflationary economies, which are defined as those which have had compound cumulative rates of inflation of 100% or more during the past three years.

In consolidating international subsidiaries, balance sheet currency effects are recorded as a separate component of shareowners' equity. This equity account includes the results of translating all balance sheet assets and liabilities at current exchange rates, except for those located in highly inflationary economies which are reflected in operating results.

An analysis of the changes during 2000 and 1999 for foreign currency translation adjustments is included in Note 11.

Net currency transaction and translation gains and losses included in other expense were after-tax losses of $67 million in 2000, after-tax losses of $48 million in 1999 and after-tax losses of $15 million in 1998.


10 Common Stock, Stock Option Plans and Stock
Compensation Agreements
At December 31, 2000 the Company had 19 stock-based compensation plans. Under the 2000 Stock Option Plan, the Company may grant options to its employees for up to 1.6% of the issued shares of the Company's Common Stock, plus the number of shares available from the previous year that were not issued, as well as shares issued under the Plan that expired or terminated without being exercised. The shares outstanding are for contracts under the Company's 1986, 1991, 1995 and 2000 Stock Option Plans, the 1997 Non-Employee Director's Plan and the Mitek, Cordis, Biosense, Gynecare, Centocor, Innovasive and ALZA Stock Option plans.

Stock options expire 10 years from the date they are granted and vest over service periods that range from one to six years. All options granted are valued at current market price. Shares available for future grants are based on 1.6% of the issued shares each year. Based on current issued shares, 49.2 million shares could be granted each year during the years 2001 through 2005. Shares available for future grants under the previous plan were 10 million, and 30 million at the end of 1999 and 1998, respectively.

A summary of the status of the Company's stock option plans as of December 31, 2000, January 2, 2000 and January 3, 1999 and changes during the years ending on those dates, is presented below:

(Shares in Thousands)
                                          Weighted
                              Options     Average
                              Outstanding Exercise Price
Balance at December 28, 1997 177,614        $16.92
Options granted               26,996         35.64
Options exercised           (25,768)          9.66
Options canceled/forfeited   (5,000)         22.06
Balance at January 3, 1999   173,842         20.76
Options granted               33,674         41.95
Options exercised           (21,410)         11.68
Options canceled/forfeited   (4,620)         25.11
Balance at January 2, 2000   181,486         25.65
Options granted               46,456         48.29
Options exercised           (27,130)         15.22
Options canceled/forfeited   (6,824)         33.03
Balance at December 31, 2000 193,988        $32.27

The Company applies the provision of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," that calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by the Statement, the Company elected continued use of Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income and earnings per share determined as if the fair value method had been applied in measuring compensation cost. Had the fair value method been applied, net income would have been reduced by $189 million or $.06 per share in 2000, $140 million or $.05 per share in 1999 and $97 million or $.03 per share in 1998. These calculations only take into account the options issued since January 1, 1995. The average fair value of options granted was $14.79 in 2000, $15.00 in 1999 and $9.81 in 1998. The
fair value was estimated using the Black-Scholes option pricing model based on the weighted average assumptions of:
                         2000      1999      1998

Risk-free rate           5.45%     6.32%     4.52%
Volatility              27.0%     24.0%     22.0%
Expected life            5.0 yrs   5.0 yrs   5.0 yrs
Dividend yield           1.40%     1.13%     1.30%

The following table summarizes stock options outstanding and exercisable at December 31, 2000:

(Shares in Thousands)
                         Outstanding       Exercisable
                                 Average           Average
Exercise                 Average Exercise          Exercise
Price Range      Options Life(a) Price   Options   Price
$4.00-$14.97     43,402  2.7   $ 11.85   43,263  $ 11.85
$15.49-$32.22    46,004  5.3     22.41   28,986    22.57
$32.32-$46.63    42,152  7.5     36.41   18,030    32.51
$46.66-$63.83    62,430  9.5     50.42      132    50.68
$4.00-$63.83    193,988  6.7   $ 32.27   90,384  $ 19.46

(a)  Average contractual life remaining in years.


11 Accumulated Other Comprehensive Income
Components of other comprehensive income/(loss) consist of the following:

(Dollars in Millions)
                              Unreal             Accumulated
                    Foreign   Gains/   Pension   Other
                    Currency  (Losses) Liab      Compre
                    Translat  on Sec   Adj       Income/(Loss)
December 28, 1997 $(411)       36        -      (375)
1998 change           89     (47)        -         42
January 3, 1999    (322)     (11)        -      (333)
1999 change        (155)       89        -       (66)
January 2, 2000    (477)       78        -      (399)
2000 change         (45)      (2)     (15)       (62)
December 31, 2000 $(522)       76     (15)      (461)

Total other comprehensive income for 2000 includes reclassification adjustment gains of $80 million realized from the sale and write-down of equity securities and the associated tax expense of $28 million. In 1999, total other comprehensive income included reclassification adjustment losses of $18 million and the associated tax benefit of $7 million. The tax effect on these unrealized gains/(losses) on equity securities is an expense of $53 million in 2000 and $48 million in 1999 and a benefit of $12 million in 1998.

The currency translation adjustments are not currently adjusted for income taxes as they relate to permanent investments in non-
U.S. subsidiaries.






12 Segments of Business and Geographic Areas (1)

Sales to Customers(2)
(Dollars in Millions)
                                  2000     1999     1998

Consumer - Domestic              3,760    3,670    3,325
  International                  3,144    3,194    3,201
Total                            6,904    6,864    6,526
Pharmaceutical - Domestic        8,441    6,955    5,396
  International                  4,220    4,275    3,907
Total                           12,661   11,230    9,303
Med Dev & Diag - Domestic        5,506    5,296    4,530
  International                  4,775    4,617    4,039
Total                           10,281    9,913    8,569
Worldwide total                 29,846   28,007   24,398

(Dollar in Millions)
                     Operating Profit(3)  Identifiable Assets
                     2000(4)     1999(5)  1998(6)    2000   1999
1998


Consumer              867   683    414  4,761  4,901 4,904
Pharmaceutical      4,420 3,735  3,114  9,209  8,797 7,087
Med Dev & Diag      1,696 1,632    941 12,745 12,45813,244
Segments total      6,983 6,050  4,469 26,715 26,15625,235
Expenses not allocated
 to segments (3)    (115) (173)  (136)
General corporate(7)                    7,530  4,908 3,731
Worldwide total     6,868 5,877  4,333 34,245 31,06428,966


(Dollar in Millions)
                     Additions to Property   Depreciation and
                     Plant & Equipment    Amortization
                     2000  1999  1998     2000  1999  1998

Consumer              336   412    268     275   277   273
Pharmaceutical        627   760    665     474   407   402
Med Dev & Diag        665   576    627     801   786   629
Segments total      1,628 1,748  1,560   1,550 1,470 1,304
General corporate      61    74     50      42    40    31
Worldwide total     1,689 1,822  1,610   1,592 1,510 1,335

(Dollar in Millions)
                             Sales to Customers(2)
                         2000      1999      1998


United States          17,707   15,921    13,251
Europe                  6,365    6,711     6,354
Western Hemisphere
 Excluding U.S.         2,084    2,023     2,105
Asia-Pacific, Africa    3,690    3,352     2,688

Worldwide total        29,846   28,007    24,398









                             Long-Lived Assets(3)
                         2000      1999      1998


United States          10,043   10,033     9,270
Europe                  3,551    3,698     4,135
Western Hemisphere
 Excluding U.S.           653      550       429
Asia-Pacific, Africa      427      439       402

Segments total         14,674   14,720    14,236
General corporate(7)      255      282       262
Other non long-lived
 assets                19,316   16,062    14,468
Worldwide total        34,245   31,064    28,966


(1) See Management's Discussion and Analysis for a description of the segments in which the Company does business.
(2) Export sales and intersegment sales are not significant. No single customer or country represents 10% or more of total sales.
(3) Amounts not allocated to segments include interest income/expense, minority interest and general corporate income and expense.
(4) 2000 results excluding Restructuring gain and In-Process Research and Development charges are: Consumer $843, Pharmaceutical $4,428, Medical Devices & Diagnostics $1,745.
(5) 1999 Pharmaceutical results excluding special charges related to the Centocor and SEQUUS mergers equals $3,817.
(6) 1998 results excluding Restructuring and In-Process Research and Development charges: Consumer $658, Pharmaceutical $3,313, and Medical Devices & Diagnostics $1,409. See Note 14 for details of Restructuring and IPR&D charges by segment.
(7) General corporate includes cash and marketable securities.


13 Retirement and Pension Plans
The Company sponsors various retirement and pension plans, including defined benefit, defined contribution and termination indemnity plans, which cover most employees worldwide. The Company also provides postretirement benefits, primarily health care to all domestic retired employees and their dependents.

Most international employees are covered by government-sponsored programs and the cost to the Company is not significant.

Retirement plan benefits are primarily based on the employee's compensation during the last three to five years before retirement and the number of years of service. The Company's objective in funding its domestic plans is to accumulate funds sufficient to provide for all accrued benefits. International subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts or reserves are provided.

In certain countries other than the United States, the funding of pension plans is not a common practice as funding provides no economic benefit. Consequently, the Company has several pension plans which are not funded.

The Company does not fund retiree health care benefits in advance and has the right to modify these plans in the future.

Net periodic benefit costs for the Company's defined benefit retirement plans and other benefit plans for 2000, 1999 and 1998 include the following components:

(Dollars in Millions)
                    Retirement Plans Other Benefit Plans
                    2000 1999 1998   2000 1999 1998


Service cost      $ 201  208  185     20   24   20
Interest cost       295  270  254     51   50   50
Expected return
 on plan assets   (377)(330)(291)    (5)  (5) (14)
Amortization of
 prior service cost  21   17   17    (1)  (1)    2
Amortization of net
 transition asset   (7) (12) (14)      -    -    -
Recognized actuarial
 (gain)/loss       (81) (17) (24)   (10)  (2)    8
Curtailments and
 Settlements          -    2    2      -    -    -
Net periodic
 benefit cost     $  52  138  129     55   66   66

The net periodic (income) cost attributable to domestic retirement plans included above was ($19) million in 2000, $56 million in 1999 and $40 million in 1998.

The following tables provide the weighted-average assumptions used to develop net periodic benefit cost and the actuarial present value of projected benefit obligations:

                     Retirement Plans   Other Benefit Plans
                      2000     1999  1998  2000 1999   1998

Domestic Benefit Plans

Weighted average
 discount rate        7.50 7.75 6.75   7.50 7.75  6.75
Expected long-term
 Rate of return on
 plan assets          9.00 9.00 9.00   9.00 9.00  9.00
Rate of increase in
 compensation levels  5.00 5.00 5.00   5.00 5.00  5.00


International Benefit Plans

Weighted average
 discount rate        6.00 5.75 5.50   6.75 6.75  6.00
Expected long-term
 Rate of return on
 plan assets          7.50 7.50 7.75     -     -     -
Rate of increase in
 compensation levels  3.50 3.50 3.50   4.25 4.50  4.25


Health care cost trends are projected at annual rates grading from 9% for employees under age 65 and 7% for employees over age 65 down to 5% for both groups by the year 2008 and beyond. The effect of a 1% change in these assumed cost trends on the accumulated postretirement benefit obligation at the end of 2000 would be an $89 million increase or a $78 million decrease and the effect on the service and interest cost components of the net periodic postretirement benefit cost for 2000 would be an $11 million increase or a $9 million decrease.

The following tables set forth the change in benefit obligations and change in plan assets at year-end 2000 and 1999 for the Company's defined benefit retirement plans and other postretirement plans:

(Dollars in Millions)
                    Retirement Plans Other Benefit Plans
                     2000     1999     2000    1999
Change in Benefit Obligation

Benefit obligation
 - beg of year     $4,206   4,315      694     726
Service cost          201     208       20      24
Interest cost         295     270       51      50
Plan participant
 contributions         14      11        -       -
Amendments              2      81     (16)       -
Actuarial loss/
 (gain)               186   (346)       10    (81)
Acquisitions            1      51        -      11
Curtailments &
 setlements          (13)     (7)        -       -
Total benefits
 paid               (219)   (210)     (35)    (36)
Effect of exchange
 rates              (118)   (167)      (2)       -

Benefit obligation
 - end of year      4,555   4,206      722     694

Change in Plan Assets

Plan assets at fair value
 - beg of year      5,254   4,173       62      57
Actual return on
 plan assets        (150)   1,301      (1)       8
Company contr.         62      46       31      32
Plan participant
 contributions         14      11        -       -
Acquisitions          (5)      41        -       -
Benefits paid from
 plan assets        (209)   (198)     (34)    (35)
Effect of exchange
 rates              (119)   (120)        -       -

Plan assets at fair value
 - end of year      4,847   5,254       58      62


















Amounts recognized in the Company's balance sheet consist of the following:

(Dollars in Millions)

                    Retirement Plans Other Benefit Plans
                     2000     1999     2000    1999


Plan assets in excess of
 (less than) projected
 benefit obligation   292   1,048    (664)   (632)
Unrecognized actuarial
 gains              (984) (1,801)    (166)   (200)
Unrecognized prior
 service cost         128     156     (23)     (9)
Unrecognized net
 transition asset    (20)    (29)        -       -
Total recognized in
 the consolidated
 balance sheet      (584)   (626)    (853)   (841)
Book reserves       (748)   (775)    (853)   (841)
Prepaid benefits      138     120        -       -
Other assets           26      29        -       -
Total recognized in
 consolidated balance
 sheet              (584)   (626)    (853)   (841)

Plans with accumulated benefit obligations in excess of plan assets consist of the following:

(Dollars in Millions)

                    Retirement Plans Other Benefit Plans
                     2000     1999     2000    1999

Accumulated benefit
 obligation         (451)   (411)    (692)   (696)
Projected benefit
 obligation         (480)   (528)        -       -
Plan assets at fair
 value                 49      53       88      62


14 Restructuring and In-Process Research and Development Charges In the fourth quarter of 1998, the Company approved a plan to reconfigure its global network of manufacturing and operating facilities with the objective of enhancing operating efficiencies. This plan was completed at year-end 2000. Among the initiatives involved in this plan were the closure of inefficient manufacturing facilities, exiting certain businesses which were not providing an acceptable return and related employee separations. The closure of these facilities represented approximately 10% of the Company's manufacturing capacity.

The estimated cost of this plan was reflected in cost of sales ($60 million) and restructuring charge ($553 million). The charge consisted of employee separation costs of $161 million, asset impairments of $322 million, impairments of intangibles of $52 million and other exit costs of $78 million. Employee separations occurred primarily in manufacturing and operations facilities affected by the plan. The decision to exit certain facilities and businesses decreased cash flows triggering the asset impairment. The amount of impairment of such assets was calculated using discounted cash flows or appraisals.

The asset impairments that amounted to $322 million consisted of the following: machinery & equipment of $215 million, inventory of $60 million, buildings of $32 million and leasehold improvements of $15 million. Intangible assets of $52 million included Menlo Care of $26 million, Innotech of $20 million and other intangible assets of $6 million. The Menlo Care intangible asset was related to the Aquavene biomaterial technology that was no longer in use with all other intangible assets related to products that were abandoned by the Company due to insufficient financial return.

Other exit costs consisted of the following:

                    2000      2000
                    Beginning Cash      Reversed  Remaining
                    Accrual   Outlays   to Income Accrual
Restructuring charges:
Employee separations $100      57         25           18
Other exit costs:
Distributor
  Terminations         11      11          -           -
Disposal costs         10       7          3           -
Lease terminations      7       7          -           -
Other costs            12       7          5           -
Total other exit
 costs                 40      32          8           -
                     $140      89         33           18

At year-end 2000, $33 million of the accrual was reversed to income. This gain by segment of business was applied as follows:
$20 million - Consumer, $5 million - Pharmaceutical and $8 million - Professional. The remaining accrual represents on-going payments to severed employees to be paid out over the next six months. The restructuring plan resulted in the reduction of 35 manufacturing facilities around the world. Additionally, the total headcount reduction due to the restructuring plan was approximately 4,100 employees worldwide.

In connection with the businesses acquired in 1998, the Company recognized charges for in-process research and development (IPR&D) in the amount of $298 million related primarily to the DePuy and RETAVASE acquisitions. The value of the IPR&D projects was calculated with the assistance of third party appraisers and was based on the estimated percentage completion of the various research and development projects being pursued that ranged from 60% to 85% complete on acquisition date. The calculation reflects cash flow projections discounted for the risk inherent in such projects that ranged from 13% to 20%. The remaining effort to complete these projects is not material.

The 1998 special charges impacted the business segments as follows: the special pre-tax charge for the Consumer segment was $244 million. This charge reflects $85 million for severance costs associated with the termination of approximately 2,550 employees; $133 million for the write-down of impaired assets and $26 million for other exit costs. Acquisitions within the Pharmaceutical business segment resulted in a $134 million write-off of purchased IPR&D. Additionally, the Pharmaceutical business segment recorded $65 million of the special charge representing $18 million for severance costs associated with the termination of approximately 250 employees and $47 million for the write-down of impaired assets. Acquisitions within the Medical Devices & Diagnostics business segment resulted in a $164 million write-off of purchased IPR&D. Additionally, the Medical Devices & Diagnostics business segment recorded other special charges of $304 million. This charge included $58 million for severance costs associated with the termination of approximately 2,300 employees; $194 million for the write-down of impaired assets and $52 million for other exit costs.

In the first quarter of 1999, the Company completed a merger with SEQUUS Pharmaceuticals, Inc. and incurred restructuring charges related to employee severance and other exit costs. Employee severance costs related to the termination of approximately 100 employees were $5 million and other exits costs consisting primarily of cancellation of lease agreements were $14 million. At December 31, 2000, this restructuring accrual was fully utilized.


15 Savings Plan
The Company has voluntary 401(k) savings plans designed to enhance the existing retirement programs covering eligible employees. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan for which he/she is eligible.

In the U.S. salaried plan, one-third of the Company match is paid in Company stock under an employee stock ownership plan (ESOP). In 1990, to establish the ESOP, the Company loaned $100 million to the ESOP Trust to purchase shares of the Company stock on the open market. In exchange, the Company received a note, the balance of which is recorded as a reduction of shareowners' equity.

Total contributions to the plans were $86 million in 2000, $78 million in 1999, and $71 million in 1998.

16 Financial Instruments
Derivative Financial Instrument Risk
The Company uses derivative financial instruments to manage the impact of foreign exchange rate changes on cash flows. The
Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company has a policy of only entering into contracts with parties that have at least an "A" (or equivalent) credit rating. The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote.

Foreign Exchange Risk Management
The Company uses currency swaps to manage currency risk related to borrowings. Currency swap agreements that hedge third party debt mature with these borrowings and are described in Note 6.

The Company enters into forward foreign exchange and currency swap contracts maturing within five years to hedge future foreign currency product costs and other cash flows, and to protect the value of existing foreign currency assets and liabilities. The Company has forward exchange contracts outstanding at year-end in various currencies, principally in U.S. Dollars, Euros and Swiss Francs. In addition, the Company has currency swaps outstanding, principally in U.S. Dollars and Euros. Unrealized gains and losses, based on market prices, are presented in the following table:

(Dollars in Millions)
                                   2000
                         Notional
                         Amounts   Gains     Losses
Forwards                 5,548     174       121
Currency swaps           3,223     226       133


Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents and current and non-current marketable securities approximates fair value of these instruments. In addition, the carrying amount of long-term investments, long-term debt (excluding the 3% Zero Coupon Convertible Subordinated Debentures and the 5.25% Zero Coupon Convertible Subordinated Debentures as noted in Note 6) and currency swaps (used to hedge third party debt) approximates fair value of these instruments for 2000 and 1999.

The fair value of current and non-current marketable securities, long-term debt and currency swap agreements was estimated based on market prices and quotes obtained from brokers for those or similar instruments. The fair value of long-term investments was estimated based on quoted market prices at year-end.

Concentration of Credit Risk
The Company invests its excess cash in both deposits with major banks throughout the world and other high quality short-term liquid money market instruments (commercial paper, government and government agency notes and bills, etc.). The Company has a policy of making investments only with commercial institutions that have at least an "A" (or equivalent) credit rating. These investments generally mature within six months and the Company has not incurred any related losses.

The Company sells a broad range of products in the health care field in most countries of the world. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.


17 Mergers & Acquisitions
On June 22, 2001, Johnson & Johnson and ALZA Corporation completed the merger between the two companies. This transaction was accounted for as a pooling-of-interests. ALZA had approximately 239 million shares outstanding (286 million on a fully diluted basis) that were exchanged for approximately 234 million shares of Johnson & Johnson common stock. On a diluted basis when adjusted for stock options and convertible debt, the total number of Johnson & Johnson shares issued total approximately 280 million shares. Holders of ALZA common stock received 0.98 of a share of Johnson and Johnson common stock, valued at $52.39 per share.

ALZA Corporation is research-based pharmaceutical company with leading drug delivery technologies. The company applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies.

As indicated in Note 1, these financial statements have been restated to give effect to Johnson & Johnson's merger with ALZA. The only adjustments to ALZA's historical financial statements have been the reflection of income tax expense as if the companies had been combined for all periods presented, the elimination of transactions with Johnson & Johnson affiliate companies and the reclassification of certain amounts to conform with Johnson & Johnson presentation. For 2000, 1999 and 1998, the revenue and net earnings of Johnson & Johnson prior to the merger with ALZA was $29,139, $27,471 and $23,995 million, respectively for revenue and $4,800, $4,167 and $3,003 million, respectively of net earnings. For 2000, 1999 and 1998, the revenue and net earnings of ALZA included in Johnson & Johnson's restated financial results are $707, $536 and $403 million respectively for revenue and $153, $106 and $98 million, respectively of net earnings.

Certain businesses were acquired for $241 million during 2000 ($156 million in cash and debt assumed and 1,775,832 shares of the Company's common stock issued from Treasury valued at $77 million). These acquisitions were accounted for by the purchase method and, accordingly, results of operations have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

The 2000 acquisitions included Crescendo, a company formed by ALZA for the purpose of selecting, developing and commercializing human pharmaceutical products, Innovasive Devices, a company that manufactures and sells devices for sport medicine surgery for soft tissue injuries, Atrionix, Inc., a development stage company whose primary product is a pulmonary ablation catheter for the treatment of atrial fibrillation, Medtrex, a company that develops and manufactures electrosurgical generators and disposable products, and the St. Joseph aspirin business.

The excess of purchase price over the estimated fair value of acquisitions amounted to $95 million and has been allocated to identifiable intangibles and goodwill. Approximately $66 million has been identified as the value of IPR&D associated with the Atrionix, Inc. and Crescendo acquisitions. The IPR&D charge is primarily related to an Atrionix project for the design of a catheter system to be used in a procedure which blocks electrical impulses originating in pulmonary veins, which can cause atrial fibrillation. The value of the IPR&D was calculated with the assistance of a third party appraiser using a cash flow projection discounted for the risk inherent in such a project. The discount rate used was 26%.

Pro forma information is not provided since the impact of the acquisitions does not have a material effect on the Company's results of operations, cash flows or financial position.

On October 6, 1999, Johnson & Johnson and Centocor, Inc. completed the merger between the two companies. This transaction was accounted for by the pooling-of-interests method of accounting. Centocor had approximately 71 million shares outstanding (83 million shares on a fully diluted basis) which were exchanged for approximately 90 million shares of Johnson & Johnson common stock. On a diluted basis, when adjusted for stock options outstanding and convertible debt, Johnson & Johnson issued approximately 106 million shares. Holders of Centocor common stock received 1.2780 of a share of Johnson & Johnson common stock for each share of Centocor common stock, valued at $47.74 per share.

Centocor is a leading biopharmaceutical company that creates, acquires and markets cost-effective therapies that yield long term benefits for patients and the health care community. Its products, developed primarily through monoclonal antibody technology, help physicians deliver innovative treatments to improve human health and restore patients' quality of life.

During 1999, certain businesses were acquired for $271 million. These acquisitions were accounted for by the purchase method and, accordingly, the results of operations of the acquired businesses have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

The 1999 acquisitions included AVEENO, the dermatological skin care business from S.C. Johnson, Angioguard, Inc., a developer of an embolic containment device used during interventional procedures, certain assets of Cygnus' drug delivery business, certain assets of Medscand related to the TVT incontinence product and the stock of Horizon Health Services, Inc., a company specializing in the management of ambulatory surgery centers. Additionally, the Company completed a merger with SEQUUS Pharmaceuticals, Inc. that was accounted for as a pooling-of-interests transaction. Accordingly, the Company's consolidated financial statements and all financial information have been retroactively restated for prior periods to reflect the combined operations, financial position and cash flows of both companies.

The excess of purchase price over the estimated fair market value of 1999 acquisitions amounted to $266 million. This amount has been allocated to identifiable intangibles and goodwill. Pro forma information is not provided for 1999, as the impact of the acquisitions does not have a material effect on the Company's results of operations, cash flows or financial position.

During 1999, the plan to integrate the DePuy business acquired in 1998 into the Company's operations was completed and resulted in additional liabilities of $81 million to address costs relating to distributor terminations, employee separations and plant consolidations.

Divestitures in 2000 and 1999 did not have a material effect on the Company's results of operations, cash flows or financial position.


18 Legal Proceedings
The Company is involved in numerous product liability cases in the United States, many of which concern adverse reactions to drugs and medical devices. The damages claimed are substantial, and while the Company is confident of the adequacy of the warnings and instructions for use which accompany such products, it is not feasible to predict the ultimate outcome of litigation. However, the Company believes that if any liability results from such cases, it will be substantially covered by reserves established under its self-insurance program and by commercially available excess liability insurance.

The Company, along with numerous other pharmaceutical manufacturers and distributors, was a defendant in a federal and a number of state antitrust class actions brought by retail pharmacies alleging an industry-wide agreement to deny them price discounts on sales of brand name prescription drugs. The Company defeated the federal class action and has settled all but two of the state class actions. The cases of a number of pharmacies that opted out of the federal class action also remain. The Company believes these remaining actions are without merit and is defending them vigorously.

The Company's subsidiary, Johnson & Johnson Vision Care Inc. (Vision Care), together with a trade association and various individual defendants, is a defendant in several consumer class actions and an action brought by multiple State Attorneys General on behalf of consumers alleging violations of federal and state antitrust laws. These cases, which were filed between July 1994 and December 1996 and are consolidated before the United States District Court for the Middle District of Florida, assert that enforcement of Vision Care's long-standing policy of selling contact lenses only to licensed eye care professionals is a result of an unlawful conspiracy to eliminate alternative distribution channels from the disposable contact lens market. Trial in the consolidated Florida actions is scheduled to begin in late March of this year. The Company believes that these actions are without merit and is defending them vigorously.

Johnson & Johnson Vision Care is also a defendant in a nationwide consumer class action brought on behalf of purchasers of its ACUVUE brand contact lenses. The plaintiffs in that action, which was filed in 1996 in New Jersey State Court, allege that Vision Care sold its 1-DAY ACUVUE lens at a substantially cheaper price than ACUVUE and misled consumers into believing these were different lenses when, in fact, they were allegedly "the same lenses." Plaintiffs are seeking substantial damages and an injunction against supposed improper conduct. The Company believes these claims are without merit and is defending the action vigorously.

The Company's Ortho Biotech subsidiary is party to an arbitration proceeding filed against it in 1995 by Amgen, Ortho Biotech's licensor of U.S. non-dialysis rights to EPO, in which Amgen seeks to terminate Ortho Biotech's U.S. license rights and collect substantial damages based on alleged deliberate EPO sales by Ortho Biotech during the early 1990's into Amgen's reserved dialysis market. The Company believes no basis exists for terminating Ortho Biotech's U.S. license rights or for obtaining damages and is vigorously contesting Amgen's claims. However, Ortho Biotech's U.S. license rights to EPO are material to the Company; thus, an unfavorable outcome could have a material adverse effect on the Company's consolidated financial position, liquidity and results of operations. The arbitration is scheduled to begin in September of this year.

In patent infringement actions tried in Delaware Federal Court late last year, Cordis, a Johnson & Johnson company, obtained verdicts of infringement and patent validity, and damage awards, against Boston Scientific Corporation and Medtronic AVE, Inc., based on a number of Cordis coronary stent patents. On December 15, 2000, the jury in the damage action against Boston Scientific returned a verdict of $324 million and on December 21, 2000 the jury in the Medtronic AVE action returned a verdict of $271 million. These sums represent lost profit and reasonable royalty damages to compensate Cordis for infringement but do not include pre or post judgment interest. In February 2001 a hearing was held on the claims of Boston Scientific and Medtronic AVE that the patents at issue are unenforceable owing to alleged inequitable conduct before the patent office. Post trial motions and appeals to the Federal Circuit Court of Appeals will follow and no judgments are likely to be paid, if at all, until those proceedings have run their course. Furthermore, since the amount of damages, if any, which the Company may receive cannot be quantified until the legal process is complete, no gain has been recorded in the financial statements for either of these awards.

The Company is also involved in a number of patent, trademark and other lawsuits incidental to its business. The Company believes that the above proceedings, except as noted above, would not have a material adverse effect on its results of operations, cash flows or financial position.


19 Earnings Per Share
The following is a reconciliation of basic net earnings per share to diluted net earnings per share for the years ended December
31, 2000, January 2, 2000 and January 3, 1999.

                              2000(1)   1999(2)   1998(3)

Basic earnings per share      $1.65      1.43      1.04
Average shares
 outstanding - basic        2,993.5   2,978.2   2,973.6
Potential shares
 exercisable under
 stock option plans           119.0     141.7     142.1
Less: shares repurchased
 under treasury stock method  (71.7)    (81.2)    (82.8)
Convertible debt shares        58.4      61.7      49.8
Adjusted average shares
 outstanding - diluted      3,099.2   3,100.4   3,082.7
Diluted earnings per share    $1.61      1.39      1.02

Diluted earnings per share calculation includes the dilution effect of convertible debt: a decrease in interest expense of $47 million and $48 million and $31 million after tax for years 2000, 1999 and 1998 respectively. Diluted earnings per share calculation also includes the dilution effect of additional 58 million shares, 62 million shares and 50 million shares for 2000, 1999 and 1998, respectively due to convertible debt. The dilution effect due to convertible debt in 1998 of 51 million shares excludes 12 million shares related to the Centocor convertible dentures as these shares would result in an anti-dilutive effect on diluted earnings per share. Diluted earnings per share excludes 62 million shares, 24 million shares and 19 million shares of options for the years 2000, 1999 and 1998, respectively as the exercise price of these options were greater than their average market value, resulting in an anti-dilutive effect on diluted earnings per share.

(1) 2000 results excluding special charges related to In-Process Research and Development charges and restructuring gain: Basic EPS at $1.67 and Diluted EPS at $1.63 (unaudited).
(2) 1999 results excluding special charges related to the Centocor and SEQUUS mergers are: Basic EPS at $1.46 and Diluted EPS at $1.42 (unaudited).
(3) 1998 results excluding Restructuring and In-Process Research and Development charges are: Basic EPS at $1.28 and Diluted EPS at $1.24 (unaudited).


20 Capital and Treasury Stock
Changes in treasury stock were:

(Amounts in millions except number of shares in Thousands)

                                        Treasury Stock
                                     Shares      Amount
Balance at December 28, 1997      148,236       $391
Employee compensation and
 stock option plans              (28,908)       (874)
Repurchase of common stock         25,204         930
Business combinations                   -         (3)
Balance at January 3, 1999        144,532         444
Employee compensation and
 stock option plans              (22,234)       (829)
Repurchase of common stock         17,856         840
Business combinations                   -         (2)
Balance at January 2, 2000        140,154         453
Employee compensation and stock
 option plans                    (28,886)     (1,075)
Conversion of subordinated
 Debentures                      (25,676)           -
Repurchase of common stock         21,402         973
Business combinations             (1,776)         (9)
Balance at December 31, 2000      105,218        $342

Shares of common stock authorized and issued were 3,119,842,000 shares at the end of 2000, 3,119,832,000 shares at the end of 1999 and 3,119,648,000 shares at the end of 1998 and 1997.


21  Selected Quarterly Financial Data (Unaudited)

Selected unaudited quarterly financial data for the years 2000 and 1999 are summarized below:

(Dollars in Millions
Except Per Share Amounts)
                                     2000
                         1st    2nd     3rd    4th
                         Qtr    Qtr     Qtr    Qtr (1)
Segment sales to customers
Consumer               1,752   1,707  1,722   1,723
Pharmaceutical         3,163   3,383  3,168   2,947
Med Dev & Diag         2,525   2,580  2,548   2,628
Total sales            7,440   7,670  7,438   7,298

Gross Profit           5,198   5,409  5,247   5,084
Earnings before provision
 for taxes on income   1,914   1,913  1,834   1,207

Net earnings           1,331   1,363  1,323     936
Basic net EPS            .45     .46    .44     .31
Diluted net EPS          .44     .44    .43     .30


                                     1999
                         1st    2nd     3rd    4th
                         Qtr    Qtr     Qtr    Qtr (2)

Segment sales to customers
Consumer               1,728   1,687  1,704   1,744
Pharmaceutical         2,697   2,956  2,937   2,639
Med Dev & Diag         2,434   2,455  2,445   2,581
Total sales            6,859   7,098  7,086   6,964

Gross Profit           4,779   4,963  4,999   4,768
Earnings before provision
 for taxes on income   1,630   1,676  1,593     978

Net earnings           1,146   1,201  1,158     768
Basic net EPS            .38     .40    .39     .26
Diluted net EPS          .37     .39    .38     .25

(1) 2000 results excluding special charges related to In-Process Research and Development charge and restructuring gain: Earnings before taxes $1,240; Net earnings $981; Basic EPS $.33 and Diluted EPS $.32. The fourth quarter also includes an after tax charge of $42 million relating to a federal government investigation of LifeScan's SURESTEP Blood Glucose Meter.
(2) 1999 results excluding special charges related to the Centocor & SEQUUS mergers; Earnings before taxes $1,060; Net earnings $843; Basic EPS $.28 and Diluted EPS $.28.

Report of Independent Accountants


To the Shareowners and Board of Directors of Johnson & Johnson:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, consolidated statements of equity, and consolidated statements of cash flows present fairly, in all material respects, the financial position of Johnson & Johnson and subsidiaries at December 31, 2000 and January 2, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.






PricewaterhouseCoopers LLP
New York, New York
January 22, 2001,
except as to the stock split which is as of June 12, 2001 and the pooling of interests with ALZA Corporation, which is as of June 22, 2001, both described in Note 1